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                                                                    EXHIBIT 16.3





[FRANCIS S.L. YAN & CO. LETTERHEAD]



2nd January 1998

U.S. Securities and Exchange Commission
Washington, D.C. 20549,
USA.

Dear Sir,

Re:  Brighton Electronics Corporation Limited

We have reviewed the section entitled "Changes in Registrant's Certifing Accountant" as pertained to our firm and we agree with the statements contained therein which are set out hereinbelow:

        " Brighton Electronics Corporation Limited's (BECL) financial statements for the year ended 31st December 1995 were audited by Francis S. L. Yan & Co."

        " The decision to dismiss Francis S. L. Yan & Co. was approved by the Company's shareholders. Francis S. L. YAN & Co.'s report on such financial statements for the year ended December 31, 1995 did not contain an adverse opinion or an disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles."

        " During the year ended December 1995, and the period from January 1, 1995 to 11th November 1997, there were no disagreements with Francis S.
        L. Yan & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Francis S. L. Yan & Co., would have caused such firm to make reference to the subject matter of the disagreements in connection with its report on BECL's financial statements."


Yours faithfully,

/s/ Francis S.L. Yan & Co.

FRANCIS S.L. YAN & Co.
Certified Public Accountants.